Exhibit 99.1

[LOGO]	ONEOK	News

October 3, 2003	Analyst Contact: Weldon Watson 918-588-7158

ONEOK ANNOUNCES INACCURACIES IN INFORMATION FURNISHED TO INDUSTRY PUBLICATIONS

Tulsa, Okla.—ONEOK, Inc. (NYSE:OKE) today announced it has learned that some information it had furnished industry publications was inaccurate. This was discovered as a result of an ongoing investigation being conducted by the Commodity Futures Trading Commission (CFTC). It should be noted that many energy industry companies routinely report transaction information to industry publications, but ONEOK ceased providing such pricing information in 2002.

In January 2003, the company received a subpoena from the CFTC requesting information regarding trading and information provided by the company to energy industry publications. ONEOK is fully cooperating with the CFTC in its investigation and will continue its own internal review.

The company cannot determine if the inaccurate information had any impact on the price indices published. At the present time, the company cannot determine the outcome of its ongoing review or the impact on the company of the investigation.

ONEOK, Inc., is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy marketing and trading operations provide service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers. ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company’s Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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